ex23





     CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We do hereby consent to the incorporation by reference in the Registration Statement of UgoMedia Interactive Corporation on Form S-8, of our report dated March 20, 2002 on our audit of the financial statements of UgoMedia Interactive Corporation as of December 31, 2001, which report is included in the Form 10-KSB Annual Report, and our report dated June 20, 2001 on our audit of the financial statements of UgoMedia Interactive Corporation as of March 31, 2001, which report is included in the General Form for Registration of Securities of Small Business Issuers on Form 10 - SB12G.





                              Chavez & Koch, CPA's, Ltd.

November 2, 2002
Henderson, Nevada